Exhibit 99.1

Power Solutions International Announces the Permanent Appointment of Dino Xykis as its Chief Executive Officer

WOOD DALE, Ill., April 25, 2023 — Power Solutions International, Inc. (“PSI” or “the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced that effective April 24, 2023, it has appointed its current Interim Chief Executive Officer, Dino Xykis, as its permanent Chief Executive Officer. Mr. Xykis has served as the Interim Chief Executive Officer since June 2022. Mr. Xykis will also retain the role of Chief Technical Officer which he has served as since March 2021.

James Zhang, Chairman of the Board of Directors, commented, “The Board is pleased with Dino’s leadership as Interim Chief Executive Officer for the past eleven months. He has overcome significant challenges to improve the Company’s performance. His leadership, passion and dedication to the Company have been instrumental in driving the Company forward.”

Zhang continued, “We are confident that Dino is the ideal person to lead the Company forward to continued growth and profitability.”

Dino Xykis commented, “I am excited and honored to take on the role as CEO for PSI and continue the momentum we have established in 2022.”

Xykis added, “As I transition from interim to permanent leadership, I want to thank our employees, stakeholders, and customers for their trust and support. I am eager to continue leading our talented team to build upon our successes of the last year and drive the Company forward towards even greater achievements.”

Mr. Xykis has more than 30 years of professional experience in multi-disciplined engineering areas including senior management and executive positions. Since his appointment as Chief Technical Officer, Mr. Xykis has been responsible for the oversight of the Company’s advanced product development, engineering design and analysis, on-highway engineering, applied engineering, emissions and certification, Waterford, Michigan engineering operations, program management and product strategic planning. Prior to his appointment as Chief Technical Officer in March 2021, Mr. Xykis served as Vice President of Engineering for the Company since 2010. Prior to joining PSI, his previous professional experience in multi-disciplined engineering areas including senior management and executive positions includes service at various companies including Cummins Inc., and Generac Power Systems, both of which are publicly traded. Mr. Xykis also served as Adjunct Professor of Mechanical Engineering and Mechanics at the Milwaukee School of Engineering and previously served on the audit and compensation committees of the Board of Directors of Image Sensing Systems, a publicly traded company on NASDAQ, from 1996 to 2001. Mr. Xykis also served on the advisory board of CEGE, College of Science and Engineering, University of Minnesota for eight years.

Mr. Xykis holds a Bachelor’s degree in Structural Engineering, a Master’s degree in Vibration/Dynamics, and a PhD. in Structural/Applied Mechanics from the University of Minnesota, Minneapolis.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Contact:

Power Solutions International, Inc.

Matt Thomas

Corporate Controller

(630) 542-2805

Matt.Thomas@psiengines.com